Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of November 26, 2014, among Mercer International Inc., a Washington corporation (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee entered into an indenture dated as of November 17, 2010 (the “Indenture), governing the Company’s 9.500% Senior Notes due 2017 (the “Notes”);

WHEREAS, pursuant to its offer to purchase and consent solicitation statement dated November 12, 2014, the Company commenced a tender offer for any and all of the outstanding Notes and solicited the consents of the Holders of the Notes to certain proposed amendments to the Indenture (the “Consent and Tender Offer”);

WHERAS, under Section 9.02 of the Indenture, the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of Notes then outstanding voting as a single class pursuant to the terms set forth therein;

WHEREAS, Holders of at least a majority in aggregate principal amount of Notes outstanding voting as a single class have consented to the amendments set forth herein in connection with the Consent and Tender Offer;

WHEREAS, the Company desires to enter into this Supplemental Indenture on the date set forth above for the purpose of making the amendments set forth herein, which amendments will become operative as set forth in Section 5(b) hereof; and

WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

1. DEFINITIONS. For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) References. The terms “herein,” “hereof” and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular article, section or other subdivision; and

(b) Capitalized Terms. All capitalized terms used in this Supplemental Indenture but not defined herein shall have the meanings assigned to such terms in the Indenture.

2. ELIMINATION AND AMENDMENT OF CERTAIN DEFINED TERMS IN THE INDENTURE. From and as of the Operational Time (as defined in Section 5(b) of this Supplemental Indenture), any defined terms appearing in Article 1 of the Indenture or elsewhere in the Indenture, and all references thereto, that are used solely in the sections, subsections or provisions of the Indenture deleted from the Indenture by virtue of Section 3 of this Supplemental Indenture shall be deleted in their entireties from the Indenture.

3. AMENDMENT OF CERTAIN PROVISIONS OF ARTICLES 3, 4, 5 AND 6 OF THE INDENTURE.

(a) Amendment of Section 3.09 of the Indenture. From and as of the Operational Time, Section 3.09 of the Indenture shall be amended by deleting such section in its entirety, together with any references thereto in the Indenture.

(b) Amendment of Article 4 of the Indenture. From and as of the Operational Time, Article 4 of the Indenture shall be amended by deleting Sections 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and 4.21 in their entireties, together with any references thereto in the Indenture.

(c) Amendment of Section 5.01 of the Indenture. From and as of the Operational Time, Section 5.01 of the Indenture shall be amended by:

(i)	adding “and” after “;” at the end of clause (2) in the first paragraph of Section 5.01;

(ii)	deleting clause (3) in the first paragraph of Section 5.01 in its entirety, together with any references thereto in the Indenture;

(iii)	deleting “; and” at the end of clause (4) in the first paragraph of Section 5.01 and substituting “.” therefor; and

(iv)	deleting clause (5) in the first paragraph of Section 5.01 in its entirety, together with any references thereto in the Indenture.

(d) Amendment of Article 6 of the Indenture. From and as of the Operational Time, Article 6 of the Indenture shall be amended by: (i) deleting Sections 6.01(3), (4), (5), (6), (7), (8) and (9) in their entireties, together with any references thereto in the Indenture; (ii) adding “and” after “;” at the end of Section 6.01(1); and (iii) deleting “;” at the end of Section 6.01(2) and substituting “.” therefor.

(e) Amendment of Additional Provisions of the Indenture. From and as of the Operational Time, any and all additional provisions of the Indenture shall be deemed amended to reflect the intentions of the amendments provided for in this Section 3 and elsewhere herein.

4. AMENDMENT OF THE NOTES. Any corresponding provisions reflected in the Notes shall also be deemed amended in conformity herewith.

5. EFFECT OF SUPPLEMENTAL INDENTURE; OPERATION OF AMENDMENTS.

(a) Effect of Supplemental Indenture. This Supplemental Indenture shall be immediately effective upon execution by the Company and the Trustee and thereafter the Indenture shall be modified in accordance herewith and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of the Notes heretofore authenticated and delivered under the Indenture shall be bound hereby. Except as modified by this Supplemental Indenture, the Indenture and the Notes, and the rights of the Holders of the Notes thereunder, shall remain unchanged and in full force and effect.

(b) Operation of Amendments. Notwithstanding Section 5(b) hereof, the amendments set forth in Sections 2, 3 and 4 of this Supplemental Indenture shall not become operative unless and until the date and time (such date and time, the “Operational Time”) the Company has paid to each Holder that has validly tendered a consent pursuant to the terms of the Consent and Tender Offer a consent fee of $30.00 per $1,000 in aggregate principal amount of Notes for which consents were provided.

6. MATTERS CONCERNING THE TRUSTEE. The Trustee accepts the trusts of the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, as amended and supplemented by this Supplemental Indenture, to which the parties hereto and the Holders from time to time of the Notes agree and, except as expressly set forth in the Indenture, as amended and supplemented by this Supplemental Indenture, shall incur no liability or responsibility in respect thereof. Without limiting the generality of the foregoing, the recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness, and the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or any consents thereto.

7. RATIFICATION AND CONFIRMATION OF THE INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

8. MISCELLANEOUS.

(a) Binding Effect. All agreements of the Company in this Supplemental Indenture shall be binding upon the Company’s successors. All agreements of the Trustee in this Supplemental Indenture shall be binding upon its successors.

(b) Governing Law. This Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

(c) Conflict with Trust Indenture Act of 1939. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties (to the extent applicable) imposed by Sections 310-317 of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), by operation of Section 318(c) of the Trust Indenture Act, the imposed duties shall control.

(d) Headings for Convenience of Reference. The titles and headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

(e) Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall constitute but one and the same agreement.

(f) Severability. In case any provision of this Supplemental Indenture shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

(g) Effect Upon Indenture. This Supplemental Indenture shall form a part of Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(h) Interpretation. All the terms and conditions of both the Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture will control. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified by this Supplemental Indenture, shall control.

(Signature page follows)

SIGNATURES

Dated as of November 26, 2014

MERCER INTERNATIONAL INC.

By:	/s/ David Gandossi
Name:	David Gandossi
Title:	Secretary and Chief Financial Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Maddy Hall
Name:	Maddy Hall
Title:	Vice President

[Signature Page to Supplemental Indenture]